UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials.

[ ]	Soliciting Material Pursuant to §240.14a-12

TORTOISE ENERGY INDEPENDENCE FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter to Stockholders | July, 2024

TORTOISE ENERGY INDEPENDENCE FUND, INC. (NYSE: NDP)

PROTECT YOUR INVESTMENT AND VOTE FOR

YOUR FUND’S CURRENT DIRECTOR

•	Your Fund’s Board strongly encourages you to vote the WHITE proxy card FOR your current director nominee.

•	Your vote is important, no matter how many shares you own. Every vote is important. We urge you to support your Fund’s nominee who is focused on the best interest of ALL stockholders and dedicated to enhancing the value of your investment.

•	ATG Capital Management LLC (“ATG Capital”), ATG Fund II LLC (“ATG Fund”) and JID 2013 Trust Holdings LLLP (“JID” and, together, “ATG”), has submitted two nominees for election as a director on your Fund’s Board and may send you its own proxy statement and gold proxy card. Your Fund’s Board believes that ATG seeks to disrupt the experienced and reliable oversight provided by your Fund’s Board for its own gain and does not care about impairing your Fund and limiting its long-term investment potential.

•	Your Fund’s Board believes that if either of ATG’s nominees is elected, he will harm the Fund and may hinder its ability to generate competitive investment returns in the future.

•	Unlike prior years, stockholders may receive two proxy cards this year. DO NOT return the GOLD proxy card sent by ATG.

Vote your WHITE proxy card to defend your investment in NDP

Dear Stockholder:

The Board of Directors of theFund (the “Board”) is unanimously urging you to vote:

FOR the re-election of your Board’s highly qualified and experienced current

Director, Rand C. Berney,

by promptly completing, signing, dating, and returning the enclosed WHITE proxy card or voting online or by phone as described on the WHITE proxy card.

ATG Capital is an activist private fund manager focused only on its own interests and not the interests of all stockholders.

•	The Board of your Fund has a history of being devoted to safeguarding your investment and protecting the interests of ALL stockholders, but your Fund’s Board and Manager believe that ATG’s nominees would only serve its own interests.

•	The Board of your Fund is committed to creating sustainable, long-term performance in pursuit of your Fund’s stated investment objective for all stockholders.

•	Your Fund’s Board offers many years of pertinent fund governance experience and a comprehensive perspective on closed-end fund management issues.

•	Each Director offers specialized expertise that contributes to the overall perspective and performance of the Board as a whole. Replacing the existing Directors of your Fund could jeopardize the balance of skills across the entire Board and may undermine the performance of the Board and the Fund.

•	The incumbent Board nominee is experienced and knowledgeable, independent of management, and has consistently acted in the best interests of ALL stockholders.

Your Board’s Independent and Highly Experienced

Current Director Nominee:

Rand C. Berney

–	A tenured financial professional that has held multiple executive positions, including with ConocoPhillips; former executive-in-residence in the College of Business Administration, Kansas State University; and member of various accounting and auditing institutes, as well as a member of the Oklahoma Society of CPAs.

–	Serves as the Chair of the Fund’s Audit and Valuation Committee and Audit Committee Financial Expert.

The incumbent director currently also serves on the Board of Directors for five other Tortoise closed-end funds. He is highly experienced in matters affecting closed-end funds and, together with the other current Fund directors, has taken a variety of actions designed to enhance stockholder value. These include the following actions:

–	managing the funds’ distribution rates and making changes in distribution rates, when necessary;

–	approving certain other discount mitigation measures, such as tender option programs where a fund would conduct a tender offer if its market price traded at a certain discount level compared to its NAV;

–	approving fund mergers; and

–	actively managing leverage structures to best position funds to maintain levered exposure at a reasonable cost.

We Plan to Vigorously Defend YOUR FUND!

Your Fund has retained EQ Fund Solutions, (“EQ”) as its proxy solicitor. If representatives of EQ call you, they will clearly identify themselves as the proxy solicitor for the Fund.

We urge you to spend a few minutes reviewing the proposal in the accompanying proxy statement and to VOTE FOR THE RE-ELECTION OF YOUR FUND'S NOMINEE (PROPOSAL 1) by filling out and signing the enclosed WHITE PROXY CARD and returning it to us in the enclosed postage-paid envelope or voting online or by phone using the instructions on the WHITE PROXY CARD. Do not vote for either of the ATG nominees or sign or return any proxy card sent to you by ATG.

YOUR FUND NEEDS ALL OF ITS STOCKHOLDERS TO VOTE – NOT VOTING HELPS DISSIDENT ATG AND WE BELIEVE WILL NEGATIVELY IMPACT THE LONG-TERM PROSPECTS OF THE FUND.

PLEASE DO NOT SEND BACK ATG'S GOLD PROXY CARD, even to withhold votes on ATG’s nominees, as this may cancel any prior vote for your Fund's nominee. If you have already returned ATG’s gold proxy card, you can still support your Board and your Fund by returning the enclosed WHITE PROXY CARD. Only your latest dated proxy card submission will count.

If you have any questions, please contact our proxy solicitor:

EQ Fund Solutions, LLC

48 Wall Street, 22nd Floor

New York, NY 10043

Toll-Free: (800) 967-5019

Email: funds@equiniti.com

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